As filed with the Securities and Exchange Commission on March 9, 2018

Registration No. 333-201317

Registration No. 333-215675

Registration No. 333-217773

Registration No. 333-222362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-201317

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-215675

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-217773

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-222362

UNDER

THE SECURITIES ACT OF 1933

CASCADIAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0868560
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Venkat Ramanan

Vice President Finance

Cascadian Therapeutics, Inc.

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(206) 801-2100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Cascadian Therapeutics, Inc., a Delaware corporation (“Cascadian” or the “Registrant”), that were registered on the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-201317) filed with the Commission on December 30, 2014, pertaining to the registration of an unspecified number of shares of common stock, par value $0.0001 per share (“Common Stock”), shares of preferred stock, par value $0.0001 per share, (“Preferred Stock”), senior debt securities and subordinated debt securities (collectively, “Debt Securities”), and an unspecified number of warrants for the purchase of Common Stock, Preferred Stock, or Debt Securities, up to a maximum aggregate offering price of $150,000,000;

•	Registration Statement on Form S-3 (No. 333-215675) filed with the Commission on January 24, 2017, pertaining to registering an increase in the maximum aggregate offering price of $15,262,090 of the Registration Statement on Form S-3 (No. 333-201317) filed with the Commission on December 30, 2014.

•	Registration Statement on Form S-3 (No. 333-217773) filed with the Commission on May 8, 2017, pertaining to the registration of up to 1,818,000 shares of Common Stock.

•	Registration Statement on Form S-3 (No. 333-222362) filed with the Commission on December 29, 2017, pertaining to the registration of an unspecified number of shares of Common Stock, shares of Preferred Stock, Debt Securities, an unspecified number of warrants for the purchase of Common Stock, Preferred Stock or Debt Securities, and an unspecified number of units consisting of some or all of these securities in any combination, up to a maximum aggregate offering price of $250,000,000.

On March 9, 2018, pursuant to the Agreement and Plan of Merger, dated as of January 30, 2018 (the “Merger Agreement”), among Seattle Genetics, Inc. (“Seattle Genetics”), Valley Acquisition Sub, Inc. (“Merger Sub”), and Cascadian, Merger Sub merged with and into Cascadian (the “Merger”), with Cascadian surviving the Merger as a subsidiary of Seattle Genetics.

In connection with the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Cascadian Therapeutics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 9, 2018.

CASCADIAN THERAPEUTICS, INC.

By:	/s/ Venkat Ramanan
	Name:	Venkat Ramanan
	Title:	Vice President Finance

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act.